UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Lumera Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Lumera Corporation

NOTICE OF 2007 ANNUAL MEETING
June 1, 2007

Dear Lumera Shareholder:

The Annual Meeting of Shareholders of Lumera Corporation (“The Company”) will be held at Country Inn and Suites, 19333 North Creek Parkway, Bothell, Washington on June 1, 2007, at 9:30 a.m. for the following purposes:

1.	To elect eight directors to serve until the next Annual Meeting; and

2.	To conduct any other business that may properly come before the Annual Meeting and any adjournment or postponement of the meeting.

 Details of the business to be conducted at the meeting are more fully described in the accompanying Proxy Statement. Please read it carefully before casting your vote.

If you were a shareholder of record at the close of business on April 6, 2007, you will be entitled to vote on the above matters. A list of shareholders as of the record date will be available for shareholder inspection at our headquarters, 19910 North Creek Parkway, Suite 100, Bothell, Washington 98011, during ordinary business hours, from May 31, 2007 to the date of our Annual Meeting. The list also will be available for inspection at the Annual Meeting. The stock transfer books will not be closed between the record date and the date of our Annual Meeting.

 Important!

Whether or not you plan to attend the Annual Meeting, your vote is very important.

After reading the enclosed Proxy Statement, you are encouraged to vote by (1) toll-free telephone call, (2) the Internet or (3) completing, signing and dating the enclosed proxy card and returning it as soon as possible in the accompanying postage prepaid (if mailed in the U.S) return envelope. If you are voting by telephone or the Internet, please follow the instructions on the proxy card. You may revoke your proxy at any time before it is voted by following the instructions provided below.

If you need assistance voting your shares, please call

Investor Relations at (425) 398-6546

The Board of Directors recommends a vote FOR election of eight directors.

At the Annual Meeting, you will have an opportunity to ask questions about the Company and our operations. You may attend the Annual Meeting and vote your shares in person even if you return your proxy card or vote by telephone or Internet. Your proxy (including a proxy granted by telephone or the Internet) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Secretary in Bothell, Washington, voting again by telephone or Internet, or attending the Annual Meeting and voting in person.

We look forward to seeing you. Thank you for your ongoing support of and interest in Lumera Corporation.

Sincerely,

Thomas D. Mino Chief Executive Officer

April 20, 2007
Bothell, Washington

Lumera Corporation
19910 North Creek Parkway
Bothell, Washington 98011

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS
 June 1, 2007

TABLE OF CONTENTS

Information About the Annual Meeting and Voting	5
Discussion of Proposals Recommended by the Board of Directors	7
Proposal—Election Of Directors	7
Board Meetings and Committees	9
Shareholder Communication with the Board of Directors	11
Compensation Committee Interlocks and Insider Participation	11
Security Ownership of Certain Beneficial Owners and Management	11
Compensation Discussion & Analysis	13
Compensation Committee Report	17
Executive Compensation	19
Summary Compensation Table	19
Grants of Plan Based Awards for the Fiscal Year Ended December 31, 2006	20
Outstanding Equity Awards at Fiscal Year End December 31, 2006	21
Aggregated Option Exercises for the Fiscal Year Ended December 31, 2006	21
Equity Compensation Plan Information	22
Employment Agreements	22
Director Compensation	23
Audit Committee Report	24
Independent Registered Public Accounting Firm	25
Section 16(a) Beneficial Ownership Reporting Compliance	27
Other Business	27
Certain Relationships and Related Transactions	27
Information About Shareholder Proposals	27
Additional Information	28
Annual Report	28
Incorporation by Reference	28
Householding	28
Voting by Telephone or the Internet	28

  INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this Proxy Statement?

A:
We sent you this Proxy Statement and the enclosed proxy card because our board of directors (the “Board” or the “Board of Directors”) is soliciting your proxy to vote at the 2007 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at Country Inn and Suites, 19333 North Creek Parkway, Bothell, Washington on June 1, 2007, at 9:30 a.m.

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may simply complete, sign, and return the enclosed proxy card or vote your shares by telephone or over the Internet in accordance with the instructions contained on the proxy card.

On April 6, 2007, our “record date” for determining shareholders entitled to vote at the Annual Meeting, there were 20,055,352 shares of our common stock outstanding. If you owned shares of our common stock at the close of business on the record date, you are entitled to one vote for each share of common stock you owned as of that date. We began mailing this Proxy Statement on or about April 20, 2007 to all shareholders entitled to vote their shares at the Annual Meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of common stock that you owned on the record date. The proxy card will indicate the number of shares.

Q:	How do I vote by proxy?

A:
If you properly cast your vote by both executing and returning the enclosed proxy card or by voting your proxy by telephone or via the Internet, and your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board “FOR” electing all eight nominees for Director.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time we printed this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

Q:	May my broker vote for me?

A:
Under the rules of the National Association of Securities Dealers, if your broker holds your shares in its “street” name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting your broker may, without instructions from you, vote on the proposal to elect directors.

Q:	What are abstentions and broker non-votes?

A:
An abstention represents the action by a shareholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a shareholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares, or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Q:	May I revoke my proxy?

A:	Yes. You may change your mind after you send in your proxy card or vote your shares by telephone, via the Internet or at the Annual Meeting by following these procedures. To revoke your proxy:

•	Send in another signed proxy card with a later date;

•	Send a letter revoking your proxy to Lumera’s Secretary at the Company’s offices in Bothell, Washington;

•	Vote again by telephone or Internet; or

•	Attend the Annual Meeting and vote in person.

Q:	How do I vote in person?

A:
If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from that broker, bank, or nominee. The account statement or letter must show that you were the direct or indirect beneficial owner of the shares on April 6, 2007, the record date for voting. Alternatively, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

Q:	What is the quorum requirement for the meeting?

A:
The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve the election of directors?

A:
The eight nominees for director who receive the most votes will be elected. So, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee. Abstentions and “broker non-votes” will have no effect on the outcome of voting for directors.

Q:	Is voting confidential?

A:	We keep all the proxies and ballots private as a matter of practice.

Q:	What are the costs of soliciting these proxies?

A:
We will pay all the costs of soliciting these proxies. In addition to the solicitation of proxies by mail, our officers and employees also may solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees, and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Q:	Who should I call if I have any questions?

A:	If you have any questions about the Annual Meeting, voting or your ownership of Lumera common stock, please call Investor Relations at (425) 398-6546 or send an e-mail to hjaillet@lumera.com.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal One—Election of Directors

Our Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in our day-to-day operations. The directors keep themselves informed through discussions with our Chief Executive Officer, Chief Financial Officer, other key executives, and principal advisers by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings. Our directors hold office until their successors have been elected and duly qualified unless the director resigns or by reason of death or other cause is unable to serve. Proxies cannot be voted for a greater number of persons than the number of nominees named.

If any nominee is unable to stand for election, the shares represented by all valid proxies will be voted for the election of such substitute nominee as our Board of Directors may recommend. All of the nominees are currently directors. We are not aware that any nominee is or will be unable to stand for election.

Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the nominees listed below. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES NAMED BELOW AS DIRECTORS OF THE COMPANY.

Set forth below are the name, age and position of each of the nominees for director. The principal occupation and recent employment history of each of the nominees are described below, and the number of shares of common stock beneficially owned by each nominee as of March 31, 2007, is set forth on page 11.

Name	Age	Position

C. James Judson (2) *	62	Chairman of the Board and Director
Thomas D. Mino	60	Chief Executive Officer, President and Director
Fraser Black (2) (3) *	46	Director
Sanjiv Gambhir, M.D., Ph.D. (3) *	44	Director
Donald Guthrie (1) (2) *	51	Director
Kimberly D.C. Trapp (3) *	48	Director
Robert A. Ratliffe (1) *	46	Director
Joseph J. Vallner (1) *	60	Director

*	Independent Directors
(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Corporate Governance Committee

C. James Judson has served as a director since August 2004 and as Chairman of the Board since March 2007. From 1975 to 1994, Mr. Judson was general counsel for Port Blakely Tree Farms. From 1982 to 1994, Mr. Judson was general counsel for Merrill & Ring. From 1988 to 1994, Mr. Judson was general counsel for the Seattle Seahawks. In 1995, Mr. Judson was a co-founder of Eagle River Investments, LLC, a Kirkland - based venture capital fund that focused on communications. Since 1975, Mr. Judson has been a business law partner at Davis Wright Tremaine in Seattle. Mr. Judson has a B.A. from Stanford University in Economics and an L.L.B. from Stanford Law School. Mr. Judson currently serves as a director of Garrett and Ring, Port Blakely Tree Farms, The Joshua Green Corporation, Sonata Capital, and Airbiquity.

Thomas D. Mino has served as Chief Executive Officer, President and a director since September 2001. From November 1999 to September 2001, he served as Vice President and General Manager of the high-speed long-haul business unit of Agere Systems Inc., an optical components supplier. From 1991 to October 1998, Mr. Mino served as President and Chief Executive Officer of Synergy Semiconductor Corp., a specialty high-speed semiconductor manufacturer. Mr. Mino has a B.S.E.E. degree in Electrical Engineering from the University of Pittsburgh.

Fraser Black has served as a director since August 2004. Since 1998, Mr. Black has served as a Managing Partner at Pioneer Square Properties, a real estate property management and development company. From 1995 to 1998, Mr. Black served as Chief Financial Officer of ONYX Software, a CRM enterprise software developer. Mr. Black has an A.B. in Geology from Harvard College and an M.B.A. from Stanford Graduate School of Business.

Sanjiv Gambhir has served as a director since February 2006. Since 2003, Dr. Gambhir has served concurrently as Professor, Departments of Radiology and Bioengineering; Head, Nuclear Medicine Division and Director, Molecular Imaging Program at Stanford (MIPS), Stanford University, California. From 2001 to 2003 Dr. Gambhir served as Director, Crump Institute for Molecular Imaging, Vice-Chair of Molecular & Medical Pharmacology, and University of California Los Angeles School of Medicine. Dr. Gambhir has a B.S. in Physics from Arizona State University, and an M.D. and Ph.D. from the University of California, Los Angeles.

Donald Guthrie has served as a director since August 2004. From February 2006, Mr. Guthrie has served as a Managing Director of Trilogy Equity Partners, a private investment firm. From 1995 to 2005, Mr. Guthrie served as Vice Chairman of the Western Wireless Corporation, a wireless communications company, where he also served as Chief Financial Officer from February 1997 to May 1999. From 1995 to 2002, Mr. Guthrie served as Vice Chairman of VoiceStream Wireless, a wireless communications company, now T-Mobile USA subsequent to its acquisition by Deutsche Telekom AG. From 1986 to 1995, Mr. Guthrie served as Senior Vice President and Treasurer of McCaw Cellular and, from 1990 to 1995, as Senior Vice President -- Finance for LIN Broadcasting. Mr. Guthrie has a B.A. in Economics and Statistics from the University of California, Berkeley and M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Guthrie serves as a director of Junxion, Inc. and Telecom Transport Management, Inc.

Robert A. Ratliffe has served as a director since February 2000 and as Chairman of the Board from May 2004 to March 2007. Since April 2004, Mr. Ratliffe has served as Senior Vice President/Capital Markets of Kennedy Associates Real Estate Counsel, Inc., a real estate investment company, and as its Vice President from July 2003 to April 2004. From 1994 to June 2003, he served as Vice President and Principal of Eagle River, Inc., an investment company specializing in the telecommunications and technology sectors. Mr. Ratliffe has a B.A. degree in Political Science from the University of Washington.

Kimberly D.C. Trapp joined the Board of Directors in October 2006. Since 2003, Ms. Trapp has been Industry Liaison Officer of Lehigh University's Center of Optical Technologies, a multi-institutional initiative with a charter to advance research and applications of optical and optoelectronic technologies that drive growth and diversity in the industry. Ms. Trapp has 23 years of optoelectronics industry experience. Before joining Lehigh University in 2003, she served as the Marketing Operations Director at Agere Systems. Her previous experience at AT&T Bell Labs included responsibility for the technology development and product management of the 10 Gb/s lithium niobate modulator product portfolio. In 1998, she assumed profit and loss responsibility for Lucent Technologies' optoelectronics telecommunications product portfolio. Ms. Trapp received a B.S. degree from Purdue University in Chemistry in 1980 and a M.S. Degree in Inorganic Chemistry from Fairleigh Dickinson University in 1984. In 1993, she completed an AT&T sponsored MBA program. In 1999, she completed the Lucent Technologies Manufacturing Leadership Program.

Joseph J. Vallner, has served as a director since June 2006. Since November 2006, Mr. Vallner has been President and Chief Executive Officer of Capnia, a private company developing novel therapeutic products using its proprietary medical gas delivery system. From 1999 until 2006, he was President and Chief Operating Officer of Cell Genesys, where he was responsible for the research, development, manufacturing, clinical, regulatory and operations departments. Prior to Cell Genesys, he was with SEQUUS Pharmaceuticals for seven years where he was instrumental in the launch of two products including Doxil®, a liposome-based cancer therapeutic. He also helped transition the company through its merger with ALZA Corporation. Prior to SEQUUS, he held various positions with Syntex Corporation and G.D. Searle and Company. Prior to his corporate experience, Dr. Vallner was an associate professor of pharmaceutics at the University of Georgia. He serves as a board member of the California Healthcare Institute. Dr. Vallner received his Ph.D. in pharmaceutics, an M.S. in physical chemistry and a B.S. in pharmacy from the University of Wisconsin, Madison.

Board Meetings and Committees

The Board of Directors met ten times during 2006. Each incumbent director serving for the full year attended at least 75% of the aggregate meetings of the Board and meetings of the Board committees on which they served. The Board also approved certain actions by unanimous written consent.

Independence Determination

No Director will be deemed to be independent unless the Board affirmatively determines that the Director has no material relationship with the Company, directly or as an officer, share owner, or partner of an organization that has a relationship with the Company. The Board observes all criteria for independence set forth in the Nasdaq Global Market listing standards and other governing laws and regulations.

In its annual review of Director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable, or other business relationships any Director may have with the Company. As a result of its annual review, the Board has determined that all of the Directors, with the exception of Thomas O. Mino, are independent. The Independent Directors are identified by an asterisk on the preceding table which lists each of the Directors.

Committees

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The Board of Directors has adopted a written charter for each of these Committees; the full text of each charter is available on our website located at www.Lumera.com.

The Audit Committee

The Audit Committee, which is comprised of independent directors, assists the Board of Directors by monitoring and overseeing: (1) our accounting and financial reporting processes, our internal controls and audits of our financial statements, (2) the integrity of our financial statements, (3) our compliance with legal and regulatory requirements, and (4) the performance of our internal finance and accounting personnel. The Audit Committee appoints, evaluates and retains our independent registered public accounting firm. Messrs. Guthrie, Black, and Judson currently serve on the Audit Committee, with Mr. Guthrie serving as Chairman. The Audit Committee met four times during 2006. Additional information relating to the Audit Committee appears below under the heading “Audit Committee Report,” beginning on page 24.

The Compensation Committee

The Compensation Committee makes decisions on behalf of, and recommendations to, the Board regarding salaries, incentives and other forms of compensation for directors, officers, and other key employees, and administers policies relating to compensation and benefits. The Compensation Committee Report is set forth below beginning on page 17. Messrs. Vallner, Guthrie and Ratliffe currently serve as members of the Compensation Committee, with Mr. Vallner serving as Chairman. The Compensation Committee met twice during 2006.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee: (1) counsels the Board of Directors with respect to Board and Committee structure and membership, and (2) reviews and develops our corporate governance guidelines. In fulfilling its duties, the Nominating and Corporate Governance Committee, among other things, will:

•	Prior to the Annual Meeting, timely present to the Board a list of those individuals recommended for nomination for election to the Board of Directors at the Annual Meeting of Shareholders;

•
In the event that a director vacancy arises, seek and identify a qualified director nominee to be recommended to the Board for either appointment by the Board to serve the remainder of the term of the director position that is vacant or election at the shareholders’ Annual Meeting;

•
Evaluate annually the performance and effectiveness of the Board, its committees and its individual directors to ensure that the directors are fulfilling their responsibilities in a manner that effectively serves the interests of our shareholders;

•	Review corporate governance developments and where appropriate make recommendations to the Board, or other committees, regarding corporate governance matters and practices;

•	Make recommendations regarding the election of the Chief Executive Officer and the adoption of appropriate processes to ensure development plans for the Chief Executive Officer; and

•	Serve as an objective and concerned party should an employee wish to register a complaint against the Company regarding our ethical conduct without fear of retaliation.

The Nominating and Corporate Governance Committee is currently composed of Messrs. Black, Gambhir and Ms. Trapp, all Independent Directors, with Mr. Black serving as the chairman. The Nominating and Corporate Governance Committee met once in 2006.

The Nominating and Corporate Governance Committee will consider recommendations for directorships submitted by shareholders, or groups of shareholders, that have beneficially owned at least 5% of our outstanding shares of common stock for at least one year prior to the date the nominating shareholder submits a candidate for nomination as a Director. A nominating shareholder or group of nominating shareholders may submit only one candidate for consideration. Shareholders who wish the Nominating and Corporate Governance Committee to consider their recommendations for nominees for the position of Director should submit their request in writing no later than the 120th calendar day before the anniversary of the date the prior year’s Annual Meeting proxy statement was released to shareholders. Such written requests should be submitted to the Nominating and Corporate Governance Committee care of the Corporate Secretary, Lumera Corporation, 19910 North Creek Parkway, Suite 100, Bothell, Washington, 98011, and must contain the following information:

•
The name, address, and number of shares of common stock beneficially owned by the nominating shareholder and each participant in a nominating shareholder group (including the name and address of all beneficial owners of more than 5% of the equity interests of a nominating shareholder or participant in a nominating shareholder group);

•
A representation that the nominating shareholder, or nominating shareholder group, has been the beneficial owner of more than 5% of our outstanding shares of common stock for at least one year and will continue to beneficially own at least 5% of our outstanding shares of common stock through the date of the Annual Meeting;

•
A description of all relationships, arrangements, or understandings between or among the nominating shareholder (or any participant in a nominating shareholder group) and the candidate or any other person or entity regarding the candidate, including the name of such person or entity;

•
All information regarding the candidate that we would be required to disclose in a proxy statement filed pursuant to the rules and regulations of the Securities and Exchange Commission with respect to a meeting at which the candidate would stand for election;

•
Confirmation that the candidate is independent, with respect to us, under the independence requirements established by us, the Securities and Exchange Commission, and NASDAQ listing requirements, or, if the candidate is not independent with respect to us under all such criteria, a description of the reasons why the candidate is not independent;

•	The consent of the candidate to be named as a nominee and to serve as a member of the Board if nominated and elected;

•
A representation signed by the candidate that if elected he or she will: (1) represent all our shareholders in accordance with applicable laws, and our certificate of incorporation, by-laws, and other policies; (2) comply with all rules, policies, or requirements generally applicable to non-employee directors; and (3) upon request, complete and sign customary Directors and Officers Questionnaires.

 In its assessment of each potential candidate, the Nominating and Corporate Governance Committee will review the nominee’s judgment, experience, independence, understanding of our or other related industries and such other factors the Nominating and Corporate Governance Committee determines are pertinent in light of the current needs of the Board. The Nominating and Corporate Governance Committee will also take into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by Directors, members of management, and, as described above, by shareholders. In identifying and considering candidates for nomination to the Board, the Nominating and Corporate Governance Committee considers, in addition to the requirements set out in the Nominating and Corporate Governance Committee charter, quality of experience, our needs and the range of talent and experience represented on the Board.

Shareholder Communication with the Board of Directors

We have adopted written procedures establishing a process by which our shareholders can communicate with the Board of Directors regarding various topics related to us. A shareholder desiring to communicate with the Board should send his or her written message to the Board of Directors care of the Corporate Secretary, Lumera Corporation, 19910 North Creek Parkway, Suite 100, Bothell, Washington, 98011. Each submission will be forwarded, without editing or alteration, by the Secretary to the Board on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting shareholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such shareholder.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed entirely of the following Independent Directors: Joseph Vallner (Chairman), Robert A. Ratliffe and Donald Guthrie. During 2006, none of our executive officers served on the board of directors of any entities that had one or more executive officers serving on our Compensation Committee. No current or past executive officers or employees serve on our Compensation Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of March 31, 2007, the number of shares of common stock held by all persons we know to beneficially own at least 5% of our common stock, our directors, our executive officers named in the executive compensation table on page 16 of this Proxy Statement, and all directors and executive officers as a group.

Name and address of Beneficial or 5% Holder	Number of Shares (1)	Percentage of Common Stock (2)
Microvision (3) 6222 185th Ave NE Redmond WA, 98052	1,920,456	9.50%

Chester L.F. Paulson and Jaqueline M. Paulson (4) 811 S.W. Naito Parkway, Suite 200 Portland, OR 97204	1,100,360	5.38%

Paulson Investment Company 811 S.W. Naito Parkway, Suite 200 Portland, OR 97204	913,085	4.48%

C. James Judson (5) c/o Lumera Corporation 19910 North Creek Parkway Bothell, WA 98011	133,660	*

Thomas O. Mino (6) c/o Lumera Corporation 19910 North Creek Parkway Bothell, WA 98011	510,000	2.48%

Fraser Black (7) c/o Lumera Corporation 19910 North Creek Parkway Bothell, WA 98011	90,000	*

Donald Guthrie (8) c/o Lumera Corporation 19910 North Creek Parkway Bothell, WA 98011	95,000	*

Sanjiv Sam Gambhir (9) c/o Lumera Corporation 19910 North Creek Parkway Bothell, WA 98011	30,000	*

Robert A. Ratliffe (10) c/o Lumera Corporation 19910 North Creek Parkway Bothell, WA 98011	135,000	*

Kimberly D.C. Trapp (11) c/o Lumera Corporation 19910 North Creek Parkway Bothell, WA 9801	20,000	*

Joseph Vallner (12) c/o Lumera Corporation 19910 North Creek Parkway Bothell, WA 9801	20,000	*

Peter J. Biere (13) c/o Lumera Corporation 19910 North Creek Parkway Bothell, WA 98011	98,750	*

Daniel C. Lykken (14) c/o Lumera Corporation 19910 North Creek Parkway Bothell, WA 98011	46,250	*

All executive officers and directors as a group (10 persons) (15)	1,178,660	5.56%

*	Less than 1% of the outstanding shares of common stock.
(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or convertible or may be exercised or converted within sixty days are deemed to be outstanding and to be beneficially owned by the person holding these options or warrants for the purpose of computing the number of shares beneficially owned and the percentage of ownership of the person holding these securities, but are not outstanding for the purpose of computing the percentage ownership of any other person or entity. Subject to community property laws where applicable, we believe that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby.

(2)	Percentage of common stock for each beneficial owner is based upon 20,055,352 shares of common stock outstanding as of March 31, 2007, as adjusted for exercisable warrants or options.
(3)	Includes a warrant to purchase 174,546 shares of Common Stock held by Microvision.
(4)	Includes 128,000 shares held by Paulson Family LLC and 913,085 shares held by Paulson Investment Company
(5)
Includes 90,000 shares issuable within 60 days upon exercise of options. Mr. Judson disclaims ownership of 33,660 shares owned by a family investment LLC controlled by his adult children, and over which he has no control.

(6)	Includes 510,000 shares issuable within 60 days upon exercise of options.
(7)	Includes 90,000 shares issuable within 60 days upon exercise of options.
(8)	Includes 95,000 shares issuable within 60 days upon exercise of options.
(9)	Includes 30,000 shares issuable within 60 days upon exercise of options.
(10)	Includes 135,000 shares issuable within 60 days upon exercise of options.
(11)	Includes 20,000 shares issuable within 60 days upon exercise of options.
(12)	Includes 20,000 shares issuable within 60 days upon exercise of options.
(13)	Includes 93,750 shares issuable within 60 days upon exercise of options.
(14)	Includes 46,250 shares issuable within 60 days upon exercise of options.
(15)	Includes 1,130,000 shares issuable within 60 days upon exercise of options.

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation decisions and the most important factors relevant to an analysis of these decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and other qualitative information that follows this section. The Compensation Committee of the Board (“Compensation Committee”) reviews and approves salaries, performance based incentives and other matters related to executive compensation.

General Philosophy

Lumera operates in the competitive and rapidly changing technology industry. We believe that the compensation programs for our executive officers should be designed to attract, retain and motivate talented executives responsible for our success and should be determined within a competitive framework and based on the achievement of strategic corporate objectives, individual performance and teamwork. Our general compensation philosophy is that total cash compensation should vary with Lumera’s performance in achieving financial and non-financial objectives, and that any long-term incentive compensation should be closely aligned with our shareholders’ interests. Within this overall philosophy, the objectives of our compensation programs are to:

•	Encourage the creation of shareholder value through the achievement of strategic corporate objectives.

•	Align the financial interests of our executive officers with those of our shareholders by providing significant equity-based, long-term incentives.

•	Provide annual variable incentive awards that take into account our performance relative to corporate objectives and the individual executive officer’s contributions.

•	Offer a total compensation program that takes into consideration the compensation practices of a peer group of companies similar to those we compete with for executive talent.

Performance at the company level and at the team or individual level is the cornerstone of our total compensation program. We compensate our senior management using a mix of salary, annual incentives, long-term incentives and benefits that in total are designed to be competitive with comparable employers and to align management interests with those of our shareholders.

Our current plan rewards performance through salary and incentives tied directly to company-wide performance and individual contribution to company-wide performance. At the senior level, base salaries together with annual target cash incentives are intended to be at or above the appropriate median of the market of our peer group of publicly-traded companies. Long-term incentives are intended to reward sustained performance over multiple years (usually three or four), are aligned closely with our shareholders’ interests, and are at or above median levels typical in publicly traded peer companies. At lower levels, financial performance at the unit level and individual contribution are the focus.

Compensation Components and Process

The Compensation Committee has developed compensation policies that are designed to attract and retain qualified key executive officers who are critical to our success. Accordingly, the Compensation Committee makes its decisions based upon the attainment of corporate-wide, team and individual performance. These performances are evaluated in terms of the achievement of strategic and business plans, including long-term goals tied to the expansion of our core technology and innovative product development.

In establishing the compensation package of our executive officers, the Compensation Committee has adopted a “total pay” philosophy which includes three major components: (1) base salary set at levels that are commensurate with those of comparable positions at related technology companies; (2) annual bonuses tied to the achievement of strategic corporate and team objectives and individual performance; and (3) long-term, stock-based incentive awards intended to align the interests of our executive officers with those of our shareholders.

The Compensation Committee has adopted a process for periodically evaluating executive compensation that includes:

▪
The assistance of an independent consulting firm that periodically furnishes the Compensation Committee with executive compensation data drawn from several nationally recognized surveys of companies within the technology sector.

▪
The identification of a peer group of companies with which we compete for executive talent and which have a total capitalization and head count similar to ours and are at approximately the same stage of commercialization, which we will refer to as the “peer companies”.

▪
The comparison of total compensation of our Chief Executive Officer and the other executive officers with their counterparts at the peer companies, including the practices of the peer companies concerning long-term equity compensation.

▪	The comparison of officer positions with data from published surveys of comparable positions to determine base salary, target incentives, and total cash compensation.

To assist us with allocating compensation and ensuring that the total compensation package was competitive, we engaged Milliman, Inc. a nationally recognized consulting firm to conduct an analysis of the compensation of senior management. This analysis included the analysis of the proxy statements of a peer group and the use of reputable published surveys of executive compensation among companies similar in size (total revenues, number of employees) and similar in operational complexity to Lumera. While benchmarking our compensation against comparable companies at this point in our lifecycle may not always be appropriate, the Compensation Committee believes it validates prior compensation management practices and provides a guideline for future program development. Twelve publicly traded companies with similarities to us make up our peer group. This group was approved by the Compensation Committee for compensation comparisons with the recognition that in many respects we are unique and there are very few public companies engaged in the same business mix as we are. These peer companies included: Advanced Photonix, GigaBeam Corp, Third Wave Technologies, and SpaciaLight, Inc. to name a few. This peer company analysis used publicly available information for the most highly compensated executive officers of each company. For Lumera, this group included, Mr. Mino our CEO, President and Director, Mr. Biere, our VP and CFO and Mr. Lykken, our VP Sales and Marketing. The peer group has median sales of $10.8 million and 107 employees. Data obtained from this analysis includes total direct compensation (base, annual incentives, long-term incentives) plus non-qualified compensation and other material compensation awards. Milliman has also analyzed most of Lumera’s non-executive positions using reputable published data and assisted us in adjusting our compensation structures to align better with competitive levels within our peer group.

Although circumstances often come into play with individual executives that cause the components of total compensation to mix in widely variable proportions, our goal is to manage each respective senior executive’s total compensation in a range between the 50th and 75th percentile of our peer group’s total compensation. We consider company and individual performance targets when reviewing the components of total compensation and adjust base pay and cash and equity incentive awards accordingly. We believe that at top performance levels, base pay should represent 50 percent of total compensation, with cash and stock incentives combining evenly to make up total compensation comparable to our peer group’s 75th percentile. This reflects our belief that our compensation structure should include sufficient incentive compensation to award and encourage top performance. At more moderate performance levels, we believe that base pay should make up a higher percentage of total compensation, with cash and equity incentives varying based on specific performance measurements combining to a compensation total comparable to our peer group’s 50th percentile.

The following table illustrates Lumera’s pay components for 2006 compared to our peer group as calculated by Milliman:

2006 Total Pay Compared with Peer Group Averages

		% of		% of		% of
		Total	Peer Group	Total	Peer Group	Total
	Lumera	Compensation	(50th %)	Compensation	(75th %)	Compensation
Chief Executive Officer
Base Salary	$340,000	76%	$282,714	56%	$366,026	53%
Cash Incentive	20,000	4%	75,727	15%	123,055	18%
Equity Incentive	87,711	20%	146,405	29%	199,765	29%
Total Pay	$447,711		$504,846		$688,846
Percentage of Peer Group			89%		65%

Chief Financial Officer
Base Salary	$180,000	60%	$190,198	59%	$233,239	59%
Cash Incentive	39,000	13%	43,024	14%	54,853	14%
Equity Incentive	82,229	27%	87,040	27%	107,518	27%
Total Pay	$301,229		$320,262		$395,610
Percentage of Peer Group			94%		76%

Vice President, Sales & Marketing
Base Salary	$168,000	73%	$189,854	70%	$236,662	67%
Cash Incentive	12,600	5%	35,645	13%	55,720	16%
Equity Incentive	49,338	21%	45,366	17%	58,822	17%
Total Pay	$229,938		$270,865		$351,204
Percentage of Peer Group			85%		65%

Base Salary

We provide executives with a level of “assured” compensation in the form of base salary that we believe to be competitive with the average base salaries of executives of companies we consider comparable to us. Individual salary levels are targeted within a range of 80% to 120% of the median market salary, varying based on experience, knowledge, and individual contribution. The following market ranges were objectively determined using the combined market data provided by Milliman and are consistent with their recommendations for providing middle of the market base salary:

	Low	Median	High
CEO and Director	$224,000	$280,000	$336,000
VP and CFO	173,600	217,000	260,400
VP Sales and Marketing	192,000	240,000	288,000

The Compensation Committee determines base salaries for the executive officers early each year. During 2006, Mr. Mino’s base salary was $340,000. In 2007, the Compensation Committee increased Mr. Mino’s base salary by 5.9% to $360,000. While Mr. Mino’s salary is above the peer group range, the Compensation Committee considered experience, performance and legacy salary history in determining Mr. Mino’s new base salary. In January 2007, Mr. Mino proposed, and the Compensation Committee approved, base salary increases ranging from 7% to 22% for the other Named Executive Officers.

Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, disallows a federal income tax deduction for compensation paid to certain officers, to the extent that compensation exceeds one (1) million dollars per officer in any one year. This limitation will apply to all compensation that is not considered to be performance based. Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. Our 2000 Stock Option Plan and 2004 Equity Plan have been structured so any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation. The cash compensation paid to our executive officers during fiscal 2006 did not exceed the one (1) million dollar limit per officer.

Base Salary is the only element of compensation that is used in determining the amount of contributions permitted under the Company’s qualified 401(K) retirement plan.

Annual Incentives (Incentive Plan)

The Incentive Plan (“IP”) is a cash-based pay-for-performance incentive program, and its purpose is to motivate and reward eligible employees for their contributions to our performance by making a meaningful portion of their cash compensation variable and dependent on our success. Our executive team IP participants have a high proportion of their potential total cash compensation delivered through this pay-for-performance incentive to enable total direct compensation to meet or exceed median market levels. Other management and non-management employees have goals that emphasize group and individual performance where group performance includes financial results and operational results. In these cases the predominant metrics are group/division financial and operational performance and individual contribution of the relevant group/division.

The incentive formula for the Named Executive Officers has three variables which are considered when determining the IP award: (1) the executive officer’s annual incentive target, (2) our annual revenue and cash flow goals, and (3) individual performance. The IP target for each executive officer ranges from 0% to 50% of base pay. If we achieve our financial targets, executives will have the opportunity to earn 100% to 125% of their incentive target depending on their individual performance evaluation. If our financial performance exceeds our targets the Committee may award up to 200% of the IP target at its discretion. If financial performance is below our targeted level, which was the case in 2006 and 2005, the Committee may make awards to key executives based upon individual accomplishment or longer-term value contribution.

Long-term Incentives

Historically, the exclusive form of long-term compensation at Lumera has been stock options. Option grants provide a direct link to shareholder value in that they only have value when stock price exceeds the option price. Given Lumera’s stage of development as a company, options are an effective long-term incentive. They also provide retention tied to the vesting schedule. Our continued focus on growth and innovation has led to continued use of stock options as the primary equity compensation instrument.

Lumera’s stock option program is broad-based and covered under the 2000 Stock Option Plan (the “2000 Plan”) and the 2004 Equity Incentive Plan (the “2004 Plan”). The 2000 Plan provided for the granting of stock options to employees, consultants and non-employee directors of the Company. Following the adoption of the 2004 Plan in July 2004, no more options were issued under the 2000 Plan. The 2004 Plan expires in 2014 and is currently used for making annual grants to all employees, initially upon employment and as part of Lumera’s annual grant program. Grant ranges are established for each pay grade based upon available compensation data. Individual grants are based on internal factors, such as the size of prior grants, relative job scope and contributions made during the past year, as well as a review of publicly available data on senior management compensation at peer companies. Directors are granted options annually under the 2004 Plan as a part of overall director compensation.

Employee grants generally vest in 25% annual increments over a four year period from the date of grant. Stock options under the 2004 Plan are granted at a price equal to the closing market price on the date of grant.

We measure the value of our long-term incentive awards for compensation management purposes using a risk-adjusted present value model, which produces different results from the fair-value method required by FAS 123 (R) for financial reporting purposes as shown in the Summary Compensation Table on page 19. For our Chief Executive Officer, the most recent option award represents $87,711 of compensation. For our Chief Financial Officer, the most recent option award represents $82,229 of compensation. For the Vice President, Sales and Marketing, the most recent option award represents $49,338 of compensation.

Current Allocation among Compensation Elements

The Compensation Committee believes that compensation of executives at Lumera should be predominantly performance based and is moving towards an allocation of total direct compensation that emphasizes the two variable elements (annual and long-term incentives). The 2006 compensation allocation set forth in the table below is in keeping with this strategy. Variation in the allocation of total pay compared to that of our peer group is primarily related to 2006 results falling short of our performance targets.

2006 Total Pay - Allocation of Components

	Lumera			Peer Group (50th %)

	Base	Cash	Equity	Base	Cash	Equity
	Salary	Incentive	Incentive	Salary	Incentive	Incentive

CEO	76%	4%	20%	56%	15%	29%
CFO	60%	13%	27%	59%	14%	27%
VP Sales and Marketing	73%	5%	21%	70%	13%	17%

Severance Benefits

We do not have a formal severance benefit program but we do believe that employees should receive reasonable severance benefits upon termination. Mr. Mino is entitled to severance benefits, in accordance with his employment agreement, equal to one year of base salary where the termination is without “cause” or should he terminate employment for “good reason.” Should Mr. Mino’s employment terminate constructively or without cause in the event of a change in control, he is entitled to severance benefits equal to two years of base salary and twice the average of the prior two years incentive pay. Other executives are generally entitled to severance of one-half year of base salary in accordance with employment letters. We also continue health and other insurance benefits for the time corresponding to the termination benefits, or, in the case of Mr. Mino, the remainder of his employment agreement, if longer. We do not accelerate the vesting of equity compensation.

The definition of “cause” varies among the different employment agreements or letters with members of senior management. For most, “cause” will be deemed to exist where the individual has been convicted of a crime involving moral turpitude or has been grossly negligent in fulfillment of his or her responsibilities. “Good reason” generally will exist where an employee’s position or compensation has been decreased (other than as part of a company-wide compensation reduction) or where the employee has been required to relocate.

Retirement Plan

We maintain a qualified 401(k) plan pursuant to which we match 50% of participating employee contributions up to a maximum of six percent of their base pay. There were no matching contributions during 2006 for the Named Executive Officers.

 Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Lumera specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in Lumera’s Proxy Statement for its 2007 Annual Meeting of its Shareholders.
.
COMPENSATION COMMITTEE Joseph J. Vallner, Chairman Robert A. Ratliffe Donald Guthrie

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive officers are appointed by our Board of Directors and hold office until their successors are elected and duly qualified. In addition to Mr. Mino, who also serves as a Director, the following persons serve as our executive officers:

Daniel C. Lykken, age 53, has served as Vice President of Sales and Marketing since April 2004. From February 2003 to February 2004, Mr. Lykken served as Vice President Worldwide Sales of TeleSym Inc., a Voice-over-Internet Protocol software company. From February 2002 to February 2003, Mr. Lykken served as a Strategic Account Team Manager of WatchMark Corporation, a service assurance and operational support system software provider. From October 2000 to August 2001, Mr. Lykken served as Director of Sales of Talk2 Technologies, Inc., an enhanced services provider to telecommunication carriers. From November 1999 to October 2000, Mr. Lykken served as Partner and Director of Sales of Meridian Venture Catalyst, LLC, a venture catalyst firm. From June 1999 to November 1999, Mr. Lykken served as Senior Sales Executive of Hitachi Data Systems, a data storage company. In addition, Mr. Lykken served in numerous sales management and sales positions during his more than eight years at Sequent Computer Systems and during his five years at NCR Corporation. Mr. Lykken has a B.S. degree in Economics from Concordia College.

Peter J. Biere, age 50, has served as Vice President of Finance, Chief Financial Officer and Treasurer of Lumera Corporation since August 2004. From September 2003 to August 2004, Mr. Biere acted as Interim CEO and CFO of Entrées, Inc. From February 2002 to August 2003, Mr. Biere provided financial consulting services. From July 1999 to January 2002, Mr. Biere served as Chief Financial Officer of Locate Networks, a location-based wireless service provider. From May 1993 to July 1999, Mr. Biere served as Senior Vice President and Chief Financial Officer of Zones, Inc., where he helped lead that company’s initial public offering. Mr. Biere has a B.A. in Accounting and an M.A. in Accounting from the University of Iowa.

Executive Compensation

The following table summarizes the compensation of the Named Executive Officers for the fiscal year ended December 31, 2006. The Named Executive Officers are the Company’s Chief executive Officer, Chief Financial Officer and the VP Sales and Marketing. In addition, the Chief Technology Officer, whose employment ended in 2006, is included because his total compensation exceeded that of other Named Executive Officers.

Summary Compensation Table
for Fiscal Year End December 31, 2006

			Non-equity	Equity
			Incentive	Incentive
			Plan	Plan	All Other
			Compensa-	Compensa-	Compensa-
		Salary	tion	tion	tion	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)
(a)	(b)	(c) (1)	(f) (2)	(i) (3)	(i) (4)	(j)

Thomas D. Mino	2006	$340,000	$20,000	$221,413		$581,413
Chief Executive Officer, President and Director
Robert J. Petcavich, CTO	2006	58,708		$16,913	$133,500	$209,120
Senior Vice President and Chief Technology Officer
Peter J. Biere, CFO	2006	180,000	39,000	$223,464		$442,464
Vice President of Finance, Chief Financial Officer
Daniel C. Lykken	2006	168,000	12,600	$179,599		$360,199
Vice President Sales and Marketing

(1)	Salaries include amounts paid to Mr. Petcavich through his separation from the Company on July 11, 2006.
(2)	Non-equity incentive compensation includes amounts paid under the Company’s annual incentive plan.
(3)
Represents the fair-value of equity-based awards expensed for financial reporting purposes under FAS 123(R), rather than an amount actually paid to the Named Executive Officer. See Management’s Discussion and Analysis and the Notes to Financial Statements in our 2006 Form 10-K for a discussion of expense calculations under FAS 123(R). The options underlying the award vest ratably over a four year period. The FAS 123(R) value of the award is spread out on an accelerated basis, resulting in expense recorded before the award becomes non-forfeitable. There can be no assurance that the FAS 123(R) amounts will ever be realized. The fair-value measure of Equity Incentive Plan grants differs from the risk-adjusted present value measure used to determine the value of stock grants in the total compensation calculations shown on pages 15 and 16.

(4)	Other Annual Compensation amounts for 2006 include amounts paid to Mr. Petcavich under his employment separation agreement.

Grants of Plan Based Awards

The following table shows all plan-based awards granted to the named Executive Officers. There can be no assurance that the Grant Date Fair Value of Stock Options will ever be realized. The amount of these awards that were expensed in our financial statements is shown in the Summary Compensation Table on page 18. The option awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End Table on the following page.

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2006

				All Other
				Option
				Awards:
		Estimated Future Payouts		Number of	Exercise or
		Under Non-equity		Securities	Base Price
		Incentive Plan Awards		Underlying	of Option
	Grant and	Target	Maximum	Options	Awards
	Approval Date	($)	($)	(#)	($ / Sh)
Name	(1)	(e)	(f)	(2)	(3)

Thomas D. Mino, CEO	4/13/2006			80,000	$3.82
		$170,000 (4)	$212,500

Peter J. Biere, CFO	4/13/2006			75,000	$3.82
		$90,000 (4)	$112,500

Daniel C. Lykken	4/13/2006			45,000	$3.82
		$84,000 (4)	$105,000

(1)	The grant date and approval date is the same for all grants.
(2)
All Option Awards were granted under the 2004 Equity Incentive Plan. Option Awards are Incentive Stock Options (“ISOs”) up to a maximum of $100,000 in granted value in a given year; excess awards are Non-qualified Stock Options (“Non-Quals”). Awards vest annually over a four year period from the date of grant.

(3)	The grant price of all option awards is equal to the closing market price on the date of grant.
(4)
Amounts represent target awards under the Incentive Plan (“IP”), which equal a specified percentage of base salary. The target IP award is 50% for each of the Named Executive Officers. The IP does not have a threshold; the maximum IP award equals 125% of the target amount. For exceptional performance, the Compensation Committee may increase the maximum award to 200% of target. Award amounts are determined through an evaluation of the performance targets and actual outcomes for the period. The IP awards for 2006, which were determined and paid in January 2007, are included in the Summary Compensation Table under Non-equity Incentive Plan Compensation on the preceding page.

 Outstanding Equity Awards as of Year End 2006

The following table shows all outstanding equity awards held by the Named Executive Officers at December 31, 2006. The following awards identified in the table below are also reported in the Grants of Plan-Based Awards Table on page 20.

Outstanding Equity Awards at Fiscal Year End
December 31, 2006

	Option Awards
			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option
	Options	Options	Unexercised	Exercise	Option
	(#)	(#)	Unearned Options	Price	Expiration
Name	Exercisable	Unexerciseable	(#)	($)	Date
(a)	(b) (1)	(c)	(d)	(e) (2)	(f)

Thomas D. Mino, CEO	300,000	0	0	$10.00	09/04/2011
	150,000	0	0	$2.00	03/10/2014
	20,000	60,000	60,000	$5.12	03/23/2015
	0	80,000	80,000	$3.82	04/13/2016

Peter J. Biere, CFO	37,500	37,500	37,500	$5.80	08/18/2014
	18,750	56,250	56,250	$5.12	03/23/2015
	0	75,000	75,000	$3.82	04/13/2016

Daniel C. Lykken	12,500	37,500	37,500	$3.75	04/22/2014
	11,250	33,750	33,750	$5.12	03/23/2015
	0	45,000	45,000	$3.82	04/13/2016

(1)
Options granted on 9/3/2001 vested 50% on the first grant date anniversary and 25% on each of the following anniversary dates. Options granted on 3/9/2004 vested in three equal amounts on 9/1/04, 9/1/05 and 9/1/06. Options granted on 4/21/2004, 8/17/2004, 3/23/2005 and 4/12/2006 vest and become exercisable in equal installments on each of the four years following the respective grant dates and expire on the dates shown in column (f), which is the day before the tenth anniversary of the grant date.

(2)	No awards have been re-valued from their original grant price.

Aggregated Option Exercises for the Last Fiscal Year Ended December 31, 2006

The table below shows the number of shares of Lumera common stock acquired during 2006 upon the exercise of options during 2006:

Option Exercises for the Fiscal Year Ending December 31, 2006

Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise
Name	(#)	($)
(a)	(b)	(c)
Thomas D. Mino	-	$-
Peter J. Biere	-	$-
Daniel C. Lykken	25,000	$85,343

Equity Compensation Plan Information

The following table shows the number of shares of common stock that could be issued upon exercise of outstanding options and warrants, the weighted average exercise price of the outstanding options and warrants and the remaining shares available for future issuance as of December 31, 2006.

Securities Authorized for Issuance Under Equity Compensation Plans

Number of
securities
remaining
	Number of		available for future
	securities to be		issuance under
	issued upon	Weighted-average	equity
	exercise of	exercise price of	compensation
	outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected
	and rights	and rights	in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by shareholders	2,381,370	$5.30	1,248,178
Outstanding Warrants	1,450,546	$7.49	-
Total	3,831,916	$6.13	1,248,178

The options are administered by the Board of Directors or its authorized agents. Options surrendered, canceled or terminated without having been exercised in full will again be available for issuance by the Company. The options are not transferable other than by will or the laws of descent and distribution. Each option is exercisable during the lifetime of the optionee only by such optionee, upon its vesting date and thereafter through the expiration date, subject to the termination of employment or service provisions. Following termination of employment by the Company other than for cause, resignation in lieu of dismissal, disability or death, an option holder may exercise options, vested as of the date of termination, within three months before the options will automatically expire, and any unvested options will automatically expire upon the termination date. Following termination of a contractor’s service by the Company other than for cause, an option holder may exercise options, vested as of the date of termination, within the stipulated term of the option, usually two years following the cessation of service, and any unvested options will automatically expire upon the termination date. The number and class of shares covered by the options and the exercise price per share shall be proportionately adjusted for any change in the number of issued shares of our common stock resulting from a stock split, stock dividend or consolidation of shares or any like capital stock adjustment. In the event of a merger, consolidation or plan of exchange to which we are a party or a sale of all or substantially all of our assets, the Board of Directors may elect to treat the options in one of the following ways: (i) outstanding options would remain in effect in accordance with their terms; (ii) outstanding options would be converted into options to purchase stock in the surviving or acquiring corporation in the transaction; or (iii) outstanding options would be exercised within a period determined by the Board of Directors prior to the consummation of the transaction, after which time the options automatically expire. The Board may accelerate the vesting of the options so they are exercisable in full.

 Employment Agreements

In 2004, we entered into an amended and restated employment agreement (the “Agreement”) with Mr. Mino extending his service period as our Chief Executive Officer through September 30, 2007. Under the Agreement, Mr. Mino is entitled to a minimum annual base salary of $340,000 and an annual cash performance bonus in an amount determined annually by the Compensation Committee and to all benefits offered generally to our employees. If we terminate the Agreement without cause or if he is constructively terminated, Mr. Mino will be entitled to salary continuance for a period of one year and payment of group benefit premiums for the greater of one year or the remaining period of the Agreement. The Agreement defines “cause” generally as Mr. Mino’s failure to carry out the reasonable directions of the Board of Directors, violation of state or federal laws that adversely affect the Company or any material breach of the Agreement. The Agreement defines “constructive termination” as a reduction in salary or target incentive, material demotion in duties, relocation or any material breach of the Agreement by Lumera.

Upon a termination without cause upon or within 12 months following a change of control of the Company, Mr. Mino will be entitled to a severance payment equal to the sum of twice his current base salary and the average cash performance bonus he received in the two preceding calendar years. The Agreement defines a “change of control” generally as a person or group becoming a beneficial owner of greater than 50% of our stock or a merger or related transaction that results in a change in the majority control of the Company.

Severance agreements for both Mr. Biere and Mr. Lykken provide for separation payments equal to six months of their base pay and accrued bonus, including continued group benefit premiums, upon termination without cause.

Director Compensation

The following table summarizes the annual compensation paid to each Director during 2006:

Director Compensation for Fiscal Year End December 31, 2006

	Fees earned or	Option awards	Total
Name	paid in cash ($)	($)	($)
(a)	(b)	(d) (1)	(h)
Fraser Black (2)	$10,500	$66,144	$76,644
Sanjiv Gambhir, M.D., Ph.D. (3)	10,500	84,641	95,141
Donald Guthrie (4)	-	77,829	77,829
C. James Judson (5)	10,500	66,144	76,644
Robert A. Ratliffe (6)	10,500	66,144	76,644
Rutkowski, Richard (7)	-	11,371	11,371
Kimberly D.C. Trapp (8)	-	71,175	71,175
Joseph J. Vallner (9)	10,500	54,772	65,272

(1)	Represents the fair-value of equity-based awards expensed for financial reporting purposes under FAS 123(R), rather than an amount actually paid to the Director.
(2)	As of December 31, 2006, Mr. Black had outstanding options to purchase 100,000 shares.
(3)	As of December 31, 2006, Mr. Gambhir had outstanding options to purchase 40,000 shares.
(4)	As of December 31, 2006, Mr. Guthrie had outstanding options to purchase 105,000 shares.
(5)	As of December 31, 2006, Mr. Judson had outstanding options to purchase 100,000 shares.
(6)	As of December 31, 2006, Mr. Ratliffe had outstanding options to purchase 145,000 shares.
(7)	Mr. Rutkowski, who served as a Director until June 1, 2006, has no outstanding options.
(8)	As of December 31, 2006, Ms. Trapp had outstanding options to purchase 26,000 shares.
(9)	As of December 31, 2006, Mr. Vallner had outstanding options to purchase 30,000 shares.

Each Independent Director is granted a non-statutory option to purchase shares of common stock on the date on which he or she is elected to the Board of Directors, the amount of which is determined by the Board upon election. Additionally, each Independent Director is granted a non-statutory option to purchase shares of common stock on the date of our Annual Meeting at which such director is re-elected. During 2006, at our June 1 annual meeting, each Independent Director had the option of receiving an option to purchase 35,000 shares or to receive a cash payment of $18,000 in lieu of 5,000 options of the annual grant. Such options shall generally vest as follows: 10,000 shares on the date of grant (or 5,000 shares when electing a cash payment), and 5,000 shares vest at the end of each succeeding quarter until fully vested. If an Independent Director ceases to be a director for any reason other than death or disability before his or her term expires, then any outstanding unvested options issued to such Independent Director will be forfeited, unless the Director continues in service to the Company in another capacity. Options vested as of the date of termination for any reason other than death or disability are exercisable within 90 days following the date of termination. The exercise price for each option is equal to the closing price of our common stock as reported on the Nasdaq Global Market on the date of grant. The options generally expire on the tenth anniversary of the date of grant.

Directors appointed between election dates will be granted options related to their period of service to the next annual shareholder meeting in an amount determined by the Nominating and Governance Committee.

AUDIT COMMITTEE REPORT

Role of the Audit Committee

The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee’s primary role is to assist the Board of Directors in its general oversight of our financial reporting, internal controls, and audit functions. The Audit Committee provides advice, counsel and direction to management and the auditors on the basis of the information it receives and discussions with management and the auditors. The Audit Committee is also responsible for overseeing the engagement and independence of our independent registered public accounting firm.

Among other matters, the Audit Committee monitors the activities and performance of our independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee and the Board of Directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls. Management and independent registered public accounting firm presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent registered public accounting firm. In addition, the Audit Committee generally oversees our internal financial controls and financial disclosure procedures.

Membership and Meetings

The Audit Committee is composed of three non-employee directors (Messrs. Guthrie (chairman), Black and Judson), each of whom is an “Independent Director” under the rules of the NASDAQ National Market governing the qualifications of audit committees. The Audit Committee held four meetings during 2006.

Audit Committee Financial Expert

The “audit committee financial expert” designated by our Board is Donald Guthrie, who is an Independent Director. Mr. Guthrie has served since August 2004 as Chair of our Audit Committee. Mr. Guthrie holds a degree in economics and statistics and an MBA. During the past 15 years Mr. Guthrie has overseen and actively supervised the financial and accounting functions, with a breadth and level of complexity comparable to accounting issues raised by our financial statements (including issues relating to estimates, accruals, and reserves) for three publicly reporting companies.

Review of the Company’s Audited Financial Statements

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2006 with our management and management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2006, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee also reviewed with our independent registered public accounting firm their judgments as to the quality and the acceptability of our accounting principles and such other matters as are required to be discussed with audit committees under generally accepted accounting standards.

The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and discussed with the firm its independence. Based on the review and discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Charter of the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Limitations on Role and Responsibilities of Audit Committee and Use and Application of Audit Committee Report

Management is responsible for our financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements. The Audit Committee is responsible for monitoring and reviewing these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Audit Committee members are not employees and are not, and do not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in their report on financial statements. The Audit Committee’s oversight does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that PricewaterhouseCoopers LLP is in fact “independent.”

This report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference.

Audit Committee Donald Guthrie, Chairman Fraser Black C. James Judson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements and the reviews of the financial statements included in our Quarterly Reports on Form 10-Q were approximately $290,000 and $250,000 for the years ended December 31, 2006 and 2005, respectively. Based upon current guidance given by the Securities Exchange Commission for compliance with Sarbanes-Oxley provisions, we expect, should we qualify for accelerated filer status on June 30, 2007, that our audit fees will increase substantially in 2007.

Audit-Related Fees

PricewaterhouseCoopers LLP did not perform any audit-related professional services for us during 2006 or 2005.

Tax Fees

Fees for tax services, including tax compliance, tax advice, and tax planning, totaled approximately $17,000 in 2006 and $9,800 in 2005.

All Other Fees

No other services were provided, other than described above, for 2006 and 2005.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit services and all permitted non-audit services by the independent registered public accounting firm. The Audit Committee evaluates whether our use of the independent registered public accounting firm for permitted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee’s policies prohibit the Company from engaging the independent registered public accounting firm to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, or internal audit outsourcing services unless it is reasonable to conclude that the results of these services will not be subject to audit procedures. The Audit Committee’s policies completely prohibit the Company from engaging the independent registered public accounting firm to provide any services relating to any management function, expert services not related to the audit, legal services, broker-dealer, investment adviser, or investment banking services or human resource consulting. The Audit Committee approved in advance all fees for services provided by our independent registered public accounting firm for audit and tax periods during 2006 and 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our Directors, executive officers, and greater than 10% shareholders file reports with the SEC relating to their initial beneficial ownership of our securities and any subsequent changes. They must also provide us with copies of the reports.

Based on copies of reports furnished to us, we believe that all of these reporting persons complied with their filing requirements during 2006, except that: Messrs. Mino, Biere, Lykken and Petcavich, each an officer of the Company during 2006, and Messrs. Black, Guthrie and Judson, all members of the Company’s Board of Directors, each belatedly filed one Statement of Changes in Beneficial Ownership of Securities on Form 4, reporting two transactions, respectively; Messrs. Gambhir and Vallner, both members of the Company's Board of Directors, each belatedly filed one Initial Statement of Beneficial Ownership of Securities on Form 3,  reporting one transaction, respectively; and Messrs. Gambhir and Ratliffe, each a member of the Company's Board of Directors, each belatedly filed one Statement of Changes of Beneficial Ownership of Securities on Form 4, reporting one transaction and three transactions, respectively.

We have adopted a code of ethics applicable to our Directors, officers (including our principal executive officer, principal financial officer, and principal accounting officer), and employees, known as the Code of Conduct. The Code of Conduct is available on our website. In the event we amend or waive any of the provisions of the Code of Conduct applicable to our principal executive officer, principal financial officer, or principal accounting officer, we intend to disclose the same on our website at www.lumera.com.

OTHER BUSINESS

We know of no other matters to be voted on at the Annual Meeting or any adjournment or postponement of the meeting. If, however, other matters are presented for a vote at the meeting, the proxy holders (the individuals designated on the proxy card) will vote your shares according to their judgment on those matters.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We don't currently have any transactions to report as related party transactions. Our audit committee reviews all transactions between Lumera and related parties or affiliates of Lumera, to ensure that the terms are fair to our stockholders and reflect market-based pricing and terms and conditions.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2008 Annual Meeting, the written proposal must be received by the Company no later than December 27, 2007. Shareholder proposals must comply with SEC regulations regarding the inclusion of shareholder proposals in company sponsored proxy materials and must contain the information required in our bylaws for shareholder proposals. If you wish to obtain a free copy of our bylaws, please contact Lumera Corporation, 19910 North Creek Parkway, Suite 100, Bothell, Washington 98011, Attention: Investor Relations.

If a shareholder proposal is not included in our proxy statement for the 2008 Annual Meeting, it may be raised from the floor during the meeting if written notice of the proposal is received by the Company not less than 60 nor more than 90 days prior to the anniversary date of the prior year’s Annual Meeting or, if the Annual Meeting is advanced or delayed more than 30 days from the anniversary date of the prior year’s meeting, by the close of business on the 90th day prior to the Annual Meeting or the 10th day following the first public announcement of the meeting.

You also may propose candidates for consideration by the Nominating and Corporate Governance Committee for nomination as directors by writing to us. In order to nominate a director for election at next year’s Annual Meeting of shareholders, you must comply with the Director recommendation procedures described on page 11.

ADDITIONAL INFORMATION

Annual Report

Our Annual Report for the fiscal year ended December 31, 2006, was first mailed to our shareholders with this Proxy Statement on or about April 20, 2007. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference herein.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Report on Executive Compensation for 2006 by the Compensation Committee,” and “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC may be obtained by shareholders without charge via our internet investor page found at www.lumera.com, by written or oral request to Investor Relations, Lumera Corporation, 19910 North Creek Parkway, Suite 100, Bothell, Washington 98041-3040, telephone (425) 398-6546, or may be accessed on the Internet at www.sec.gov.

Householding

Only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the proxy statement. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Shareholders residing at the same address and currently receiving only one copy of the proxy statement may contact Investor Relations to request multiple copies of the proxy statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact Investor Relations to request that only a single copy of the proxy statement be mailed in the future. Contact Investor Relations by phone at (425) 398-6546, by fax at (425) 398-6599, by mail to Investor Relations, Lumera Corporation, 19910 North Creek Parkway, Suite 100, Bothell, Washington 98041-3040, or by e-mail to hjaillet@lumera.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the Internet must be received by 5:00 p.m., Pacific Daylight Savings time, on May 31, 2007. Submitting your vote by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholder.

By Order of the Board of Directors,

Thomas D. Mino Chief Executive Officer

 April 20, 2007
Bothell, Washington

ANNUAL MEETING OF SHAREHOLDERS OF

LUMERA CORPORATION

June 1, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20800000000000000000 0 060107

The Board of Directors recommends a vote FOR each of the following matters:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election of eight directors.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Fraser Black
- ○ Sanjiv Gambhir
- ○ Donald Guthrie
- ○ C. James Judson
- ○ Thomas D. Mino
- ○ Robert A. Ratliffe
- ○ Kimberly D.C. Trapp
- ○ Joseph J. Vallner

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The shares represented by this proxy will be voted as specified, but if no specification is made, this proxy will be voted FOR the nominees for director. The proxies may vote in their discretion as to other matters that may come before this meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PROXY

LUMERA CORPORATION

Annual Meeting, June 1, 2007

PROXY SOLICITED BY BOARD OF DIRECTORS

The Annual Meeting of Shareholders of Lumera Corporation will be held on June 1, 2007, at 9:30 a.m., Pacific Daylight Time, at the Country Inn & Suites, 19333 North Creek Parkway, Bothell, Washington, 98011

The undersigned hereby appoints Thomas D. Mino, Peter J. Biere, and Christopher Austin, and each of them, each with power to appoint his substitute, as proxies to vote and act at the annual meeting of shareholders of Lumera Corporation (the "Company") to be held on June 1, 2007, or any adjournment or postponement thereof with respect to the number of shares of common stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote as designated on the matters specified on the reverse side hereof, as described in the accompanying notice of annual meeting and proxy statement, receipt of which is acknowledged. All proxies previously given by the undersigned in respect of the annual meeting are hereby revoked.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

LUMERA CORPORATION

June 1, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER	
ACCOUNT NUMBER	

You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20800000000000000000 0 060107

The Board of Directors recommends a vote FOR each of the following matters:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election of eight directors.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Fraser Black
- ○ Sanjiv Gambhir
- ○ Donald Guthrie
- ○ C. James Judson
- ○ Thomas D. Mino
- ○ Robert A. Ratliffe
- ○ Kimberly D.C. Trapp
- ○ Joseph J. Vallner

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The shares represented by this proxy will be voted as specified, but if no specification is made, this proxy will be voted FOR the nominees for director. The proxies may vote in their discretion as to other matters that may come before this meeting or any adjournment or postponement thereof.

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.